Exhibit 10.14
Cumulus Media Inc.
2008 Equity Incentive Plan

Stock Option Award Agreement

Award No. _______
     You are hereby awarded the following stock option (the “Option”) to purchase Class A Common Stock, $.01 par value, of Cumulus Media Inc. (the “Company”), subject to the terms and conditions set forth in this Stock Option Award Agreement (this “Award”) and in the Cumulus Media Inc. 2008 Equity Incentive Plan (the “Plan”), a summary plan description of which is attached hereto as Exhibit A. You should carefully review these documents, and consult with your personal financial advisor, in order to fully understand the implications of this Award, including your tax alternatives and their consequences.
     By executing this Award, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim in the Award. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award will be made by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board pursuant to Section 13 of the Plan, and that such determinations, interpretations or other actions are final, conclusive and binding upon all parties, including you, your heirs, and your representatives. Capitalized terms used and not otherwise defined herein shall have the meanings given in the Plan.
1.	Specific Terms. The Option shall be controlled by and interpreted according to the following terms:

Name of Optionee:	[NAME]

Type of Stock Option:	☐	Incentive Stock Option (ISO)[1,2]
	☐	Non-Incentive Stock Option

Number of Shares subject to Award:	__________________________

Option Price per Share:	$ ________________________

Date of Grant:	[DATE OF GRANT]

Expiration Date:	☐	fifth anniversary of Date of Grant
	☐	tenth anniversary of Date of Grant

[1]	To the extent that the aggregate fair market value of stock with respect to which an ISO vests during any calendar year (under all plans of the Company and subsidiary corporations) exceeds $100,000, such excess portion of the Option shall be treated as a non-incentive stock option.

[2]	In order to qualify as an ISO, any Option awarded to a person owning more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary must have a term that does not exceed 5 years and an exercise price that is at least 110% of the Fair Market Value.

Vesting Schedule:

Installment
(percentage of number of Shares
subject to Award)	Installment Vesting Date
50%	second anniversary of Date of Grant
25%	third anniversary of Date of Grant
25%	fourth anniversary of Date of Grant
Additional Variable Terms:                [Insert if applicable.]

2.	Expiration of Option. This Award and the Options hereunder shall expire at 5:00 p.m. (E.D.T. or E.S.T., as applicable) on the date as determined by the “Expiration Date” provision in Section 1.
3.	Right to Exercise. The amount of Shares for which the Option may be exercised is cumulative; that is, if the Optionee fails to exercise all of the Shares subject to the Option during any period set forth above, then any Shares subject to the Option that were not exercised during such period may be exercised during any subsequent period, until the termination of the Option pursuant to Section 2 of this Award and the terms of the Plan.
4.	Premature Disposition of an ISO. If the Optionee sells or otherwise disposes of Shares acquired upon the exercise the Option (if the Option is an ISO) within one year from the date such Shares were acquired or two years from the Date of Grant, the Optionee agrees that the Optionee will deliver a written report to the Company within ten days following the sale or other disposition of such Shares detailing the net proceeds of such sale or disposition.
5.	Manner of Exercise of the Option. Prior to its expiration pursuant to the terms of this Award, each Option may be exercised, in whole or in part (provided that the Company shall not be required to issue fractional shares), by delivery of written notice of exercise to the Company accompanied by the full exercise price of the Common Shares being purchased. The Option Price shall be payable in the following manner:
(i)	in cash or by check payable to the Company (in U.S. dollars);

(ii)	by the actual or constructive transfer to the Company of Common Shares that (A) were owned by the Optionee for at least 6 months and have a value at the time of exercise equal to the total Option Price, (B) are all, at the time of such surrender, free and clear of any and all claims, pledges, liens and encumbrances, or any restrictions which would in any manner restrict the transfer of such share to or by the Company (other than such restrictions as may have existed prior to an issuance of such Common Shares by the Company to such Optionee) and (C) are duly endorsed for transfer to the Company;

(iii)	a cashless exercise program pursuant to which the Optionee may concurrently provide irrevocable instructions (A) to such Optionee’s bank or broker who is a member of the National Association of Securities Dealers, Inc. to effect the immediate sale of the purchase Common Stock and remit to the Company, out of the sale proceeds available on the settlement date (which shall not be later than the date on which the sale transaction will settle in the ordinary course of business), sufficient funds to cover the Option Price plus all applicable taxes required to be withheld by the Company by reason of such exercise; or

(iv)	by a combination of such methods of payment.

6.	Issuance of Shares. Except as otherwise provided in the Plan or this Award, as promptly as practicable after receipt of written notice and payment in full of the Option Price and any required income tax withholding, the Company will issue or transfer to the Optionee the number of Common Shares with respect to which the Option has been exercised (less shares withheld in satisfaction of tax withholding obligations, if any) and will deliver to the Optionee a certificate or certificates therefor, or provide for the direct registration of such shares on the Company’s stock register, registered in the Optionee’s name.
7.	Termination of Continuous Service. Unless otherwise determined by the Board or as otherwise provided by an employment agreement between you and the Company, termination of the Optionee’s continuous service shall have the following effect on the Option:
(a)	Termination other than upon Disability or Death or Termination for Cause. In the event of termination of your continuous service (other than as a result of your death of disability or a Termination for Cause), you shall have the right to exercise an Option at any time within 90 days following such termination only to the extent you were entitled to exercise such Option at the date of your termination. All unvested Options shall be terminated as of the date of your termination.

(b)	Disability. In the event of termination of your continuous service as a result of your disability (within the meaning of Section 22(e)(3) of the Code), you shall have the right to exercise an Option at any time within one year following such termination to the extent you were entitled to exercise such Option at the date of termination. All unvested Options shall be terminated as of the date of your termination.

(c)	Death. In the event of your death during the period of continuous service since the Date of Grant, or within 30 days following termination of your continuous service for any reason other than a Termination for Cause, the Option may be exercised, at any time within one year following the date of your death, by your estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent to right to exercise the Option had bested at the date of your death or, if earlier, the date your continuous service terminated.

(d)	Cause. If the Board or the Committee determines that your continuous service was a Termination for Cause, you shall immediately forfeit any of the Options granted hereunder, both vested and unvested, and such Options shall immediately be considered null and void.
8.	Transfer. The Options granted herein are not transferable, except as provided in Section 11 of the Plan.
9.	Occurrence of a Change in Control. Unless otherwise determined by the Board or as otherwise provided by an employment agreement between you and the Company, the vesting of the Options shall not be accelerated as a result of a Change in Control.

10.	Designation of Beneficiary. Notwithstanding anything to the contrary contained herein or in the Plan, following the execution of this Award, you may expressly designate a beneficiary (the “Beneficiary”) to your interest in the Option awarded hereby. You shall designate the Beneficiary by completing and executing a designation of beneficiary agreement substantially in the form attached hereto as Exhibit B (the “Designation of Beneficiary”) and delivering an executed copy of the Designation of Beneficiary to the Company.

11.	Adjustments. Options may be adjusted or terminated in any manner contemplated by the Plan or this Award.

12.	Notices. Any notice, payment or communication required or permitted to be given by any provision of this Award shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed as follows: (i) if to the Company, at the address set forth on the signature page hereto (attention: Chief Financial Officer); (ii) if to you, at the address set forth below your signature on the signature page hereto. Each party may, from time to time, by written notice to the other party hereto, specify a new address for delivery of notices to such party hereunder. Any such notice shall be deemed to be delivered, given, and received for all purposes as of the date such notice is received or properly mailed.

13.	Binding Effect. Except as otherwise provided in this Award or in the Plan, every covenant, term, and provision of this Award shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

14.	Modifications. This Award may be modified or amended at any time by the Board, provided that your consent must be obtained for any modification that adversely alters or impairs any rights or obligations under this Award, unless there is an express provision in the Plan permitting the Board to act unilaterally to make the modification.

15.	Headings. Section and other headings contained in this Award are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Award or any provision hereof.

16.	Severability. Every provision of this Award and of the Plan is intended to be severable. If any term hereof is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or legality of the remaining terms of this Award.

17.	Governing Law. The laws of the State of Georgia shall govern the validity of this Award, the construction of its terms, and the interpretation of the rights and duties of the parties hereto.

18.	Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Award and the Plan comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) do not apply to you. This Award and the Plan shall be administered in a manner consistent with this intent.

19.	Counterparts. This Award may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

20.	Data Protection. By your signature below, you consent that the Company may process your personal data as provided herein (“Data”) exclusively for the purpose of performing this Award, in particular in connection with the exercise of Options awarded to you. For this purpose the Data may also be disclosed to and processed by companies outside the Company, e.g., banks involved.
[Signatures appear on following page]

     BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that this Option is awarded under and governed by the terms and conditions of this Award and the Plan.

Cumulus Media Inc. 3280 Peachtree Road, NW Suite 2300 Atlanta, Georgia 30305
By:
Name:
Title:

     The undersigned Optionee hereby accepts the terms of this Award and the Plan.

By:

Address: